EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Chatsworth Data Solutions

We hereby consent to the inclusion in the foregoing Amendment No. 2 to the Registration Statement on Form SB-2 for Chatsworth Data Solutions, Inc. of our report dated April 23, 2007, relating to the consolidated financial statements of Chatsworth Data Solutions and subsidiary (Successor) as of January 31, 2007 and for the period August 1, 2006 through January 31, 2007 and the financial statements of Chatsworth Data Corporation (Predecessor) for the period January 1, 2006 through July 31, 2006 and for the year ended December 31, 2005. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

Los Angeles, California
August 6, 2007